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                                  EXHIBIT 99.1

                          Garden Botanika Press Release
                          Dated and Issued May 20, 1999



FOR IMMEDIATE RELEASE                              FOR MORE INFORMATION CONTACT:
April 20, 1999                                 CEO:  Arlee Jensen (425) 881-9603
                                             Bankruptcy Counsel:  (206) 467-8429


               GARDEN BOTANIKA MAKES CHAPTER 11 BANKRUPTCY FILING
              WITH $7.0 MILLION IN DEBTOR-IN-POSSESSION FINANCING; STORE CLOSINGS TO BE A PART OF REORGANIZATION EFFORT

REDMOND, WA - Garden Botanika, Inc. (OTC BB: GBOT), the Redmond-based cosmetics and personal care products company, announced today it has filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (United States Bankruptcy Court for the Western District of Washington at Seattle, the Honorable Karen A. Overstreet, Case No. 99-04464) in order to address obligations associated with the Company's recent financial difficulties and related reorganization efforts.

To assist the Company through this process, Garden Botanika has negotiated a credit facility in the amount of $7.0 million in debtor-in-possession financing from BankBoston Retail Finance Inc. to fund its operations during the voluntary reorganization period.

In connection with its bankruptcy filing, the Company has sought authority to close 95 of its 245 retail stores nationwide and liquidate the related inventory by May 31, 1999. The stores are located in 34 states, and the bulk of the closures will occur in the Midwest and Southeastern United States. No stores in Washington State or Oregon will be effected. Both the BankBoston financing and store closings are subject to Court approval.

"The decision to file for bankruptcy and close over one-third of our stores was extremely difficult to make," said Chief Executive Officer Arlee Jensen. According to Jensen, the protection of a Chapter 11 filing will enable the Company to retool its core business strategy. Moving forward, Garden Botanika intends to refocus on markets where it has traditionally been most successful, while extricating itself from the economic drain created by dozens of newer, unprofitable retail stores across the country.

"In certain markets and regions - particularly the Northeastern seaboard and the West Coast - Garden Botanika remains an industry leader with high sales and extremely loyal customers," Jensen said. "However, in some states, our stores are too new and too few to adequately compete. We expect the Chapter 11 filing will allow us to move forward with



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our planned improvements in operations and merchandising, helping us achieve our restructuring objectives in a timely, orderly fashion."(a)

"The ability to close nonprofitable stores is one of the great tools of the Chapter 11 process," said Mark Paben of Preston Gates & Ellis LLP (701 Fifth Avenue, Suite 5000, Seattle, WA 98104), bankruptcy counsel for the Company. Paben was also lead bankruptcy counsel for Northwest-based retailers Pacific Linen and Jay Jacobs. Information about the Company's filing may be obtained by calling its bankruptcy counsel at 206-467-8429.

With 95 stores slated for closure, Garden Botanika expects to lay-off approximately 200 full time and 1000 part time employees across 32 states.

"The layoffs we're announcing today are a regrettable outcome of the bankruptcy filing, but they are the right thing to do for the sake of the business, our creditors and our shareholders," CEO Jensen said. "We intend to do everything possible to make this transition a smooth one for the women and men whose jobs are being eliminated." (a)

CHANGES TO BOARD OF DIRECTORS

With the bankruptcy moving ahead, the Company announced it recently appointed two experienced executives to its Board of Directors. Kern Gillette and Victor Fandel both joined the Board in March 1999, following the departure of William Randall, who resigned his directorship in March.

Before joining Garden Botanika's Board, Mr. Gillette served as President and Chief Executive Officer of Cinnabon, Inc., a leading retailer of gourmet cinnamon rolls with 210 company-owned stores and 150 franchises throughout North America. Prior to that, Gillette was Chief Financial Officer for Reese Brothers, Inc., a prominent direct response telemarketing company.

Mr. Fandel is one of three partners constituting the firm of Terranomics Retail Services, which directs national and regional specialty tenant strategies for retailers and also assists urban and specialty retail developments with the management of their real estate. From 1991 to 1994, Mr. Fandel assisted Garden Botanika in obtaining many of its store locations.

FORWARD LOOKING STATEMENTS

(a) When used in the above discussion in the context of future events the words "expects," "anticipates," "estimates," "plans," "believes," "intends," "hopes," and other similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results of trends to differ materially from those projected. These risks and uncertainties include, among others, future trends in the comparable store sales, the Company's ability to access




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financing and obtain product from its suppliers, the effectiveness of the
Company's mailings in generating sales and the Company's ability to introduce new products and to close selected stores in a cost effective manner. See also the "Risk Factors and Forward-Looking Statements" section of the Company's Annual Report on Form 10-K/A dated May 29, 1998, which has previously been filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revision to these forward looking statements that may be made to reflect events of circumstances after the date hereof of to reflect the occurrence of unanticipated events.




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